Exhibit 99.1

Carnival’s Howard Frank To Become Special Advisor To The CEO And To The Chairman

MIAMI, Nov. 4, 2013 /PRNewswire/ — Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) today announced that effective December 1, 2013, Howard Frank will be stepping down from his current roles as vice chairman and chief operating officer to take on the role of special advisor to the CEO and to the chairman, while continuing to represent the industry in his leadership role as chairman of CLIA.

“We are greatly appreciative of Howard’s commitment to provide ongoing counsel, advice and industry leadership, as he enters this next stage,” said Arnold Donald, CEO of Carnival Corporation & plc.

Frank teamed with Chairman Micky Arison to grow Carnival into the largest leisure travel company in the world. When Frank joined Carnival, the company had 785,000 guests sailing on 14 ships, supported by fewer than 7,000 employees generating $1.1 billion in revenue and a market capitalization of $2.7 billion.

Today, Carnival’s 10 brands annually welcome over 10 million guests on more than 100 ships supported by over 90,000 employees generating more than $15 billion in revenue with a market capitalization of $27 billion.

“Howard truly is a pioneer in our industry and he leaves an unequaled legacy at Carnival Corporation & plc,” Donald said.

Micky Arison, chairman of Carnival Corporation & plc, added, “For the last 25 years, Howard and I have worked side by side and I could not have asked for a better business partner. I am looking forward to his continued contributions in his new role.”

Carnival Corporation & plc and plc is the largest cruise company in the world with a portfolio of cruise brands in North America, Australia and Asia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, Seabourn, AIDA Cruises, Costa Cruises, Cunard, Ibero Cruises, P&O Cruises (Australia) and P&O Cruises (UK). Together, these brands operate over 100 ships totaling over 200,000 lower berths.

Carnival Corporation and plc also operates Holland America Princess Alaska Tours, the leading tour company in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation and plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

SOURCE Carnival Corporation & plc

MEDIA CONTACT, US, Carnival Corporation & plc, Roger Frizzell, 1 305 599 2600, ext. 67862, or INVESTOR RELATIONS CONTACT, US/UK, Carnival Corporation & plc, Beth Roberts, 1 305 406 4832